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                            GOLDEN STATE ACQUISITION CORP.

                   CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES
                        AND RELATIVE, PARTICIPATING, OPTIONAL
              AND OTHER SPECIAL RIGHTS OF JUNIOR EXCHANGEABLE PREFERRED
                        STOCK AND QUALIFICATIONS, LIMITATIONS
                               AND RESTRICTIONS THEREOF




                           --------------------------------

                           PURSUANT TO SECTION 151 OF THE
                   GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                           --------------------------------

       GOLDEN STATE ACQUISITION CORP. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated April 20, 1995, duly approved and adopted the following resolution (the "Resolution"):

                     RESOLVED, that, pursuant to the authority
              vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of 6% Junior Exchangeable Preferred Stock, par value
              $0.01 per share, with an aggregate stated value of $2,619,900, consisting initially of 523,980 shares, having the designations, preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

       1. DESIGNATION. The distinctive designation of such series is "Junior Exchangeable Preferred Stock" (hereinafter in this Resolution called the "Junior Preferred Stock"), par value $0.01 per share, which shall consist of 523,980 shares of such Junior Preferred Stock.

       2. RANK. The Junior Preferred Stock shall, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank junior to the Corporation's 100,000 shares of 12% senior redeemable exchangeable preferred stock (the "Senior Preferred Stock") (plus such additional shares thereof as are issued to the holder of such shares in accordance

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with the Senior Certificate of Designations), and shall rank senior to all other equity securities of the Corporation, including all classes of the Corporation's common stock and all subsequently issued preferred stock of the Corporation (other than subsequently issued Senior Preferred Stock as referred to above).
All of such equity securities of the Corporation to which the Junior Preferred Stock ranks senior are collectively referred to herein as the "Junior Securities".

       3.     DIVIDENDS.

              (a) With respect to each semi-annual dividend period (hereinafter, referred to as a "Dividend Period"), the holders of the shares of Junior Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware, out of the Corporation's retained earnings, surplus capital or other funds legally available therefor after taking into account any permitted revaluation of the assets of the Corporation (collectively, the "Legally Available Funds"), cumulative dividends payable in cash on the shares of the Junior Preferred Stock for each such Dividend Period at a rate per annum, in respect of such Dividend Period, equal to 6% of the Liquidation Preference (as defined in Section 7(a) hereof) of each share of Junior Preferred Stock for each Dividend Period. Dividend Periods shall commence on each April 1 and October 1 of each year and shall end on and include the day next preceding the first day of the next Divided Period. All dividends described in this Section 3(a) shall be payable on each April 1 and October 1 of each year (each of such dates being a "Dividend Payment Date"), commencing October 1, 1995, with respect to the Dividend Period then ended. Such dividends shall be paid to the holders of record, as they appear on the register of the Corporation for the Junior Preferred Stock, at the close of business on each April 1 and October 1 prior to the respective Dividend Payment Date. Each of such semi-annual dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the Dividend Period, and shall be computed on the basis of a 360 day year consisting of twelve 30 day months. Dividends shall accrue on a daily basis without regard to the occurrence of a Dividend Payment Date or the declaration of any dividend. Dividends on the Junior Preferred Stock shall be payable only in cash.

              (b) All dividends paid with respect to shares of the Junior Preferred Stock pursuant to Section 3(a) shall be paid PRO RATA to the holders entitled thereto. In the event that the Legally Available Funds of the Corporation available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable for any Dividend Period with respect to the Junior Preferred Stock, the amount of any Legally Available Funds shall be allocated for the payment of dividends with respect to the Junior Preferred Stock, the amount of any Legally Available Funds shall be allocated for the payment of dividends with respect to the Junior Preferred Stock PRO RATA based upon the Liquidation Preference of the outstanding shares of Junior Preferred Stock.


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              (c)    (i)    Holders of shares of the Junior Preferred Stock
shall be entitled to receive the dividends provided for in Section 3(a) hereof, and any amounts which may be due under Section 11 hereof, in preference to and in priority over any dividends upon any of the Junior Securities.

                     (ii) Notwithstanding any provision to the contrary herein, no dividends shall be paid on the Junior Preferred Stock if such payment would result in a default or event of default under the Credit Agreements; PROVIDED, HOWEVER, that such failure to pay shall result in an Event of Noncompliance.

                     (iii) So long as any shares of the Junior Preferred Stock are outstanding, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to, (A) purchase or redeem any Junior Securities, or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities; or (B) declare, pay or set apart for payment dividends on any of the Junior Securities or make payments on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make distributions in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property; PROVIDED, HOWEVER, that, notwithstanding the foregoing, the Corporation may at any time, and may permit any corporation or other entity directly or indirectly controlled by the Corporation, to (1) redeem the Class E Common Stock as required by the provisions of the Certificate of Incorporation, (2) make any required payments to Jeffrey B. O'Neill pursuant to the terms of the SAR Agreement, (3) make distributions or dividends in Junior Securities to the holders of Junior Securities, (4) redeem Junior Securities issued to any of the Corporation's executive officers or employees pursuant to any employee benefit, stock option, stock appreciation or bonus plan, which redemptions shall have been approved by a majority of the Board of Directors or any authorized subcommittee thereof, and
(5) make any required payments on or with respect to Junior Securities held by executive officers or other management employees of the Corporation upon the termination, retirement, death or disability of such executive officer or management employee or otherwise as set forth in the Stockholder Agreement or any employment agreement of the Corporation.

              (d) Subject to the foregoing provisions of this Section 3 and the other provisions of this Certificate of Incorporation, the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of the Junior Preferred Stock shall not be entitled to share therein.


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       4.     EXCHANGE RIGHTS.

              (a) Each holder of Junior Preferred Stock may, at any one time in accordance with the terms of Section 10 below (or, if after receipt of any such redemption notice, then at any one time prior to the date (which date shall be no less than 30 days prior to the proposed redemption date) set forth in such redemption notice as the last date on which such exchange right may be exercised with respect to the Junior Preferred Stock being redeemed), exchange (hereinafter, an "Exchange Right") all, but not less than all, of such holder's Junior Preferred Stock into (x) fully paid and non-assessable shares of Class B common stock, or (y) to the extent that all shares of Class B Common Stock have been converted into shares of Class D common stock in accordance with the terms of the Certificate of Incorporation, into fully paid and non-assessable shares of Class D Common Stock. Upon the exercise of an Exchange Right, each share of Junior Preferred Stock shall be exchanged by the holder of such share for shares of Class B Common Stock or Class D Common, as applicable, subject to appropriate adjustment in the event of a stock split, reverse stock split or similar transaction.

              (b) With respect to any shares of Junior Preferred Stock for which a redemption notice has not been issued by the Corporation and deemed received by the holders, any holder of shares of Junior Preferred Stock may exchange such shares into shares of Class B Common Stock (references herein to Class B Common Stock shall be deemed to include Class D Common Stock following conversion) by delivering to the Corporation, during regular business hours at the principal office of the Corporation, the certificate or certificates for the shares of Junior Preferred Stock to be exchanged, duly endorsed for transfer to the Corporation, accompanied by written notice stating that the holder elects to exchange all of such shares. Exchange shall be deemed effective on the date when such delivery of such certificate or certificates is made (the "Exchange Date"). As promptly as practicable after the Exchange Date, the Corporation shall issue and deliver to such holder: (i) a certificate or certificates representing the number of whole shares of Class B Common Stock to which such holder of Junior Preferred Stock is entitled; (ii) payment in an amount equal to all accrued dividends, and other amounts which may be due under the provisions of Section 11 hereof, if any, with respect to each share of Junior Preferred Stock exchanged, which have not been paid prior thereto; PROVIDED, HOWEVER, that to the extent the Corporation has insufficient Legally Available Funds to make such payment or such payment is prohibited by the Credit Agreements, then such payment shall be made in shares of preferred stock (other than Junior Preferred Stock) of the Corporation; and (iii) a check of the Corporation for cash with respect to any fractional interest in a share of Class B Common Stock as provided in Section 4(c). Such holder shall be deemed to have become a stockholder of record on the applicable Exchange Date unless the stock transfer books of the Corporation are closed on such date, in which event such holder shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Such holder shall agree to be bound by and entitled to all rights and interests under the Stockholder Agreement, which is hereby incorporated by reference in its entirety and a copy of which is annexed hereto as EXHIBIT A.


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              (c)    No fractional shares of Class B Common Stock or scrip shall be issued upon exchange of shares of Junior Preferred Stock. The number of whole shares of Class B Common Stock issuable upon exchange shall be computed on the basis of the aggregate number of shares of Junior Preferred Stock so surrendered. Instead of any fractional shares of Class B Common Stock which would otherwise be issuable upon exchange of any shares of Junior Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest on the Exchange Date, as such value is determined by the Board of Directors.

              (d) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Class B Common Stock, solely for the purpose of effecting the exchange of the Junior Preferred Stock, the full number of shares of Class B Common Stock deliverable upon the exchange of all Junior Preferred Stock from time to time outstanding.

              (e) All shares of Class B Common Stock which may be issued upon exchange of the shares of Junior Preferred Stock will, upon issuance by the Corporation, be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and restrictions, other than liens that might have been created or suffered by the holder of such Junior Preferred Stock and restrictions on transfer imposed by the Securities Act or applicable state securities laws.

       5. EXCHANGE RATIO. Subject to the terms and conditions of this Agreement, each holder of Junior Preferred Stock shall be entitled to exchange each share of Junior Preferred Stock into .252367 shares of Class B Common Stock or Class D Common Stock, as applicable.

       6. PROTECTIVE PROVISIONS. In addition to any other rights provided by law, so long as any shares of Junior Preferred Stock shall be outstanding, the Corporation shall not, including without limitation in connection with any refinancing of the Corporation's Indebtedness under the Credit Agreements or any amendments to the Credit Agreements, without first obtaining the affirmative vote or written consent of the holders of a majority of the Junior Preferred Stock (voting together as a class for this purpose):

              (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, which provision adversely affects the rights, remedies or preferences of the holders of Junior Preferred Stock;

              (b) alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Junior Preferred Stock hereunder or amend the Senior Certificate of Designations in a manner which would adversely affect the Junior Preferred Stock;

              (c) except for the Senior Preferred Stock, authorize or issue shares of any class or series of Stock having any preference or priority as to dividends, assets, redemption or


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liquidation (i) superior to any such preference or priority of the Junior
Preferred Stock, or (ii) on a parity with any such preference or priority of Junior Preferred Stock; or

              (d) reclassify shares of any Junior Securities into shares having any preference or priority as to dividends, assets, redemption or liquidation superior to or on a parity with any such preference or priority of Junior Preferred Stock.

       7.     LIQUIDATION PREFERENCE.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a "Liquidation Event"), the holders of shares of the Junior Preferred Stock then outstanding shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities, by reason of their ownership of such Junior Preferred Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $5.00 for each share of Junior Preferred Stock outstanding (the "Liquidation Preference"), plus (to the extent not declared and paid pursuant to the second succeeding sentence) an amount in cash equal to all accrued but unpaid dividends thereon and any other amounts due under Section 11 hereof (together, the "Liquidation Value") (subject to appropriate adjustment pursuant to Section 4(a)) to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. After payment has been made to the holders of the Junior Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of shares of Junior Securities shall be entitled to receive their respective pro-rata portions of any and all remaining assets based on the number of shares of Junior Securities then held by them. Upon the occurrence of a Liquidation Event, the Corporation, by resolution of its Board of Directors, shall, to the extent of any Legally Available Funds and prior to the filing of a certificate of dissolution with respect to such transaction, declare a mandatory dividend on the Junior Preferred Stock payable before any distribution is made to any holder of any Junior Securities, in an amount equal to any accrued and unpaid dividends on the Junior Preferred Stock as of such date, and if the Corporation does not have sufficient Legally Available Funds to declare and pay all dividends accrued at the time of such liquidation, dissolution or winding up, an amount equal to any remaining accrued and unpaid dividends shall be added to the payment to be received by the holder of the Junior Preferred Stock in such liquidation, dissolution or winding up. If upon the occurrence of Liquidation Event, the assets and funds of the Corporation, or proceeds thereof, are not sufficient to permit the payment in full of the preferential liquidation payments payable to the holders of the outstanding shares of the Junior Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets and funds of the Corporation in proportion to the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of the Junior Preferred Stock are entitled when paid in full.


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              (b)    If, upon the completion of the distributions contemplated
by paragraph (a) of this Section 7, assets remain in the Corporation, the remaining assets legally available for the distribution, if any, shall be divided ratably between the holders of the Corporation's Common Stock.

              (c) The fair value of the assets or property to be distributed in such event shall be determined in good faith by the Board of Directors of the Corporation.

              (d) Neither (i) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor (ii) the consolidation or merger of the Corporation with one or more corporations or other form of reorganization is effected with the effect that, immediately after such transaction, the stockholders of the Corporation immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the Corporation or such other Person surviving such transaction (each a "Change of Control Event"), shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such Change of Control Event shall be in connection with a dissolution or winding up of the business and operations of the Corporation.

       8. OPTIONAL REDEMPTION. The Junior Preferred Stock is redeemable in cash at the option of the Corporation, in whole or in part, at any time or from time to time, together with accrued and unpaid dividends thereon to the date fixed for redemption, at a redemption price equal to the Liquidation Preference per share as adjusted for any stock dividends, stock splits or other share adjustments, plus any accrued and accumulated unpaid dividends or other amounts due under Section 11 below (the "Redemption Price"). Any partial redemption shall be PRO RATA.

       9.     MANDATORY REDEMPTION.

              (a) To the extent of Legally Available Funds, the Corporation shall redeem on December 31, 2001 and on December 31, 2002, (each such date being referred to as a "Mandatory Redemption Date"), 50% of the then outstanding shares of Junior Preferred Stock at a redemption price equal to the Liquidation Preference per share (plus accrued and unpaid dividends through the date of redemption), payable in cash. The shares to be redeemed shall be selected PRO RATA by the Corporation.

              (b)    REDEMPTION UPON CHANGE OF CONTROL.

                     (i)    If any Put Event shall occur, the Corporation shall:
(x) deliver to the holders of Junior Preferred Stock a Notice and Offer to Redeem Preferred Stock pursuant to the provisions of this Section 9(b); and (y) if such holder accepts redemption as to the Junior Preferred Stock it holds by delivering a Response Notice pursuant to Section 3(d) below,


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redeem such Junior Preferred Stock as hereinafter provided.  In the event of a
Put Event, the redemption price for a share of Junior Preferred Stock hereunder shall be an amount equal to the Redemption Price (as defined in Section 8 herein).

                     (ii) Not later than thirty (30) days prior to the effective date of a Put Event, the Corporation shall give written notice to each holder of Junior Preferred Stock of the pendency thereof and the right of such holders to elect to have their shares of Junior Preferred Stock redeemed hereunder arising as a result thereof (a "Notice and Offer to Redeem Junior Preferred Stock"). Such Notice and Offer to Redeem Junior Preferred Stock shall state: (1) that such notice is delivered and such offer to redeem is made pursuant to the provisions of this Certificate of Designations; (2) the date of and a description of the circumstances surrounding such Put Event; (3) the date by which a holder of Junior Preferred Stock must deliver a Response Notice pursuant to clause (iv) below; (4) the date on which the Corporation shall redeem the Junior Preferred Stock if the holder of Junior Preferred Stock delivers a Response Notice pursuant to clause (iv) below and the Put Event giving rise to the Notice and Offer to Redeem Junior Preferred Stock is consummated, which redemption date shall be a Business Day prior to the date the Put Event occurs (the "Special Redemption Date"); and (5) the amount of accrued and unpaid dividends and other amounts to be paid with respect to shares of Junior Preferred Stock held by such holder on such Special Redemption Date if such shares of Junior Preferred Stock are redeemed hereunder; PROVIDED that, notwithstanding the foregoing provisions of this sentence, the Special Redemption Date specified in such Notice and Offer to Redeem Preferred Stock may be postponed, by two (2) Business Days' prior written notice from the Corporation to each holder of Junior Preferred Stock to be redeemed, to the earlier subsequent date which allows compliance with the restrictions imposed by the last sentence of clause (iii) below.

                     (iii) If the Corporation fails to deliver to each holder of the Junior Preferred Stock notice of a Put Event as required by this Section 9(b), any holder of Junior Preferred Stock may, upon obtaining knowledge of a pending or completed Put Event, notify the Corporation of such Put Event in writing (the "Junior Preferred Stockholder Notice"), whereupon the Corporation shall, and any holder of Junior Preferred Stock may, promptly notify each other holder of Junior Preferred Stock of such pending or completed Put Event, the nature thereof, and the date upon which it is scheduled to occur or did occur. In such event, redemption hereunder shall occur not later than thirty (30) days after the date of such Junior Preferred Stockholder Notice, unless the Corporation and such holder agree to a different date or unless such redemption is not accepted as provided in clause (iv) below. Notwithstanding any other provision herein, a redemption of Junior Preferred Stock hereunder may only be made, if, on the Special Redemption Date, such redemption is permitted by applicable law.

                     (iv) To accept an offer of redemption of Junior Preferred Stock hereunder, a holder thereof shall deliver to the Corporation, on or before the tenth (10th) day following the date of receipt of the Notice and Offer to Redeem, such holder's notice that it accepts redemption hereunder with respect to the shares of Junior Preferred Stock designated therein (a "Response Notice"). The Response Notice shall set forth the name of such holder and the statement that it accepts redemption with respect to the shares of Junior Preferred Stock designated


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therein.  Promptly and in any event within two (2) Business Days after receipt of such holder's Response Notice, the Corporation shall, by written notice to such holder, acknowledge receipt thereof.

                     (v) The provisions of this Section 9(b) are applicable to successive Put Events and no failure on the part of any holder to exercise any right hereunder arising on account of any Put Event shall affect or impair any other right of such holder hereunder upon the occurrence of any other or any subsequent Put Event.

              (c) Unless and until the Corporation has repaid in full all Indebtedness or obtained the requisite waivers or consents under the Credit Agreements to permit the repurchase of all Junior Preferred Stock as provided for herein, the Corporation shall have no obligation to redeem or repurchase the Junior Preferred Stock pursuant to paragraph (a) above.

              (d) The Corporation shall comply with the notice provisions set forth in Section 10(a) in redeeming such shares of Junior Preferred Stock.

              (e) If, for any reason, the Corporation shall fail to discharge its mandatory redemption obligations pursuant to this Section 9, such purchase obligations shall be discharged as soon as the Corporation is able to discharge such obligations. If and so long as any mandatory redemption obligations with respect to the shares of the Junior Preferred Stock shall not be fully discharged, the Corporation shall not, directly or indirectly:

                     (i) except with respect to any required redemptions of the Class E Common Stock pursuant to the provisions of the Certificate of Incorporation, declare or pay any dividend on any Junior Securities or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of, or purchase, redeem or retire, any Junior Securities, make any distribution in respect of Junior Securities, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in Junior Securities); or

                     (ii) except with respect to any required redemptions of the Class E Common Stock pursuant to the provisions of the Certificate of Incorporation, purchase or redeem (except in either case for consideration payable in Junior Securities) any Junior Securities than outstanding. Dividends shall continue to accrue on a cumulative basis with respect to any shares of Junior Preferred Stock subject to a mandatory redemption obligation that has not been discharged by the Corporation pursuant to this Section 9.

       10.    PROCEDURE FOR REDEMPTION.   If Legally Available Funds are not
available at the time of any redemption date to redeem all of the shares of Junior Preferred Stock then due to be redeemed, those funds which are legally available will be used to redeem the maximum


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number of such shares ratably among the holders thereof.  Shares of Junior
Preferred Stock which are subject to redemption, but which have not been redeemed and for which the applicable redemption price has not been paid or set aside with respect thereto due to insufficient Legally Available Funds shall continue to be entitled to the dividend, exchange and other rights, preferences and privileges of the Junior Preferred Stock until such shares have been redeemed and the redemption price has been paid or set aside with respect thereto.

              (a) In the event the Corporation shall redeem shares of the Junior Preferred Stock pursuant to Section 3(c)(iv), 8 or 9 hereof, written notice of such redemption shall be given, by first class mail, postage prepaid, mailed not less that 30 days nor more than 60 days prior to the applicable redemption date, with contemporary facsimile transmission to holders who have provided facsimile terminal numbers, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register or transfer books of the Corporation; PROVIDED, HOWEVER, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of the Junior Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the applicable redemption date; (ii) the total number of shares of Junior Preferred Stock to be redeemed and the number of shares of Junior Preferred Stock to be redeemed from such holder; (iii) the date on which such holder's exchange rights as to such shares will terminate; (iv) the applicable redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the applicable redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue upon such redemption.

              (b) Notice having been mailed as aforesaid, from and after the applicable redemption date (unless default shall be made by the Corporation in providing money for the payment of the applicable redemption price, together with an amount equal to all accrued and unpaid dividends, plus any amounts which may be due under Section 11 hereof, if any, to the redemption date, of the shares called for redemption), dividends on the shares of the Junior Preferred Stock so called for redemption shall cease to accrue, and said shares shall be canceled and shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the applicable redemption price and any accrued and unpaid dividends without interest) shall cease. Upon surrender by any holder of Junior Preferred Stock in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the shares which have not been redeemed.


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       11.    EVENTS OF NONCOMPLIANCE.

              (a) An Event of Noncompliance shall be deemed to have occurred if and only if (i) the Corporation fails to pay on any Dividend Payment Date the full amount of dividends then accrued on the Junior Preferred Stock, whether or not Legally Available Funds are available and whether or not such payment is legally permissible or permissible under the Credit Agreements, or (ii) the Corporation fails to make any redemption payment with respect to the Junior Preferred Stock which it is obligated to make hereunder, whether or not Legally Available Funds are available and whether or not such payment is legally permissible or permissible under the Credit Agreements;

              (b) With respect to any dividend payment or redemption payment, if an Event of Noncompliance described in subsection 11(a)(i) has occurred and has continued for an uninterrupted period of 30 consecutive days, any unpaid dividend amounts shall earn interest at the rate of 8% per annum, compounded annually, and the annual dividend rate payable on the Junior Preferred Stock shall be increased to 8% per annum, effective commencing on the date on which such Event of Noncompliance with respect to such dividend payment occurred and continuing for so long as any amounts remain unpaid and are in arrears under this Section 11. Notwithstanding anything to the contrary contained herein, the Corporation shall not make any annual dividend payments based on a dividend rate greater than the Base Rate until no defaults or events of default exist under the Credit Agreements, it being acknowledged that an Event of Noncompliance shall nonetheless have occurred.

       12. DEFINITIONS. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms below and shall be equally applicable to both the singular and plural forms:

                     "AFFILIATE" shall mean, with respect to any Person, a Person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

                     "BUSINESS DAY" shall mean any day on which commercial banks are not authorized or required to close in New York, New York or Boston, Massachusetts.

                     "CLASS A COMMON STOCK" shall mean the Class A common stock of the Corporation, par value $.01 per share.

                     "CLASS B COMMON STOCK" shall mean the Class B common stock of the Corporation, par value $.01 per share.

                     "CLASS D COMMON STOCK" shall mean the Class D common stock of the Corporation, par value $.01 per share.

                     "CLASS E COMMON STOCK" shall mean 414,079 shares of the Class E common stock of the Corporation, par value $.01 per share.

                     "COMMON STOCK" shall mean the Class A Common Stock, the Class B Common Stock, the Class D Common Stock and the Class E Common Stock.

                     "CERTIFICATE OF INCORPORATION" shall mean the Corporation's Certificate of Incorporation, as amended, modified or restated from time to time.

                     "CREDIT AGREEMENTS" shall mean (a) that certain Securities Purchase Agreement, dated the date hereof, between Golden State Vintners and John Hancock Mutual Life Insurance Company, and (b) that certain Accounts Receivable Credit Agreement, dated the date hereof, between the Golden State Vintners and Sanwa Bank California, and all documents executed in connection therewith, in each case, as they provide on the date hereof without amendment.

                     "INDEBTEDNESS" of any Person shall mean (i) any indebtedness, contingent or otherwise, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principals, (ii) all capitalized lease obligations of such Person, and (iii) all contingent liabilities, direct or indirect, on the part of such Person for the payment, discharge or satisfaction of Indebtedness of others, including any agreements, contingent or otherwise, to purchase such Indebtedness of others.

                     "INTEREST EXPENSE", with respect to any Person for any period, shall mean the aggregate of all interest paid or accrued by such Person during such period in accordance with generally accepted accounting principles (including without limitation the interest portion of Capitalized Lease Obligations of such Person and capitalized interest).

                     "JUNIOR PREFERRED STOCK EXCHANGE AGREEMENT" shall mean that certain Junior Preferred Stock Exchange Agreement between the Corporation and certain signatories thereto, dated the date hereof.

                     "PERSON" shall mean all natural persons, corporations, partnerships, joint ventures, associations, joint stock companies, business trusts, unincorporated organizations, governments or other agencies or political subdivisions thereof and other entities of any kind.

                     "PUT EVENT" shall mean, with respect to the Junior Preferred Stock, any event or transaction or series of related events or transactions (whether occurring or obtaining by reason of any current or future law or otherwise) in connection with or as a consequence of which any of the following occur:

                          (i)      at any time prior to the occurrence of either
of the events described in clauses (b) or (d) of the proviso to this sentence below, at least a majority (by number of votes) of the outstanding shares of Voting Stock of the Corporation (all classes of such Voting Stock being taken, for purposes of this clause (i), as one class) shall not be or shall cease to be "beneficially owned" (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by the Controlling Stockholder, either directly or indirectly through an Affiliate;

                         (ii)      at any time prior to the occurrence of either
of the events described in clauses (b) or (d) of the proviso to this sentence below, the power to elect or appoint or cause the election or appointment of at least a majority of the members of the full Board of Directors of the Corporation shall not be or shall cease to be exercisable by the Controlling Stockholder, either directly or indirectly through a corporation, partnership or other entity, acting through its board of directors (or equivalent governing body) in its sole discretion; or

                        (iii) any Person acquires a percentage of Voting Stock greater than that held by the Controlling Stockholder; PROVIDED, HOWEVER, that no Put Event shall be deemed to occur or have occurred: (a) if the holders of the Senior Preferred Stock have the power to elect or appoint or cause the election or appointment of at least a majority of the members of the full Board of Directors of the Corporation as a result of any failure by the Corporation to pay dividends or make mandatory redemptions of the Senior Preferred Stock; (b) if the Corporation engages in an initial or secondary public offering of its Common Stock and immediately after consummation of such public offering no Person holds a greater percentage of Voting Stock of the Corporation than the percentage of Voting Stock held by the Controlling Stockholder immediately prior to the consummation of such public offering; (c) upon any transfer of Common Stock by the Controlling Stockholder to any Affiliate of such Controlling Stockholder; or (d) upon the occurrence of any merger or sale of all or substantially all of the stock or assets of the Corporation with respect to which prior approval has been obtained by the holders of a majority of the Junior Preferred Stock. For purposes of this definition, the "Controlling Stockholder" shall mean (x) prior to April 21, 2000, FAC, Ltd., a Cayman Islands corporation ("FAC"), and (y) on or after April 21, 2000, collectively, FAC SBIC Partners, L.P., a Texas limited partnership, Exeter Equity Partners, L.P., a Delaware limited partnership, and Exeter Venture Lenders, L.P., a Delaware limited partnership.

                     "SAR AGREEMENT" shall mean that Stock Appreciation Rights Agreement entered into between the Corporation and Jeffrey B. O'Neill, dated the date hereof.

                     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                     "SENIOR CERTIFICATE OF DESIGNATIONS" means the Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Convertible Stock and Qualifications, Limitations and Restrictions Thereof governing the rights, preferences and privileges of the Senior Preferred Stock as filed with the Office of the Secretary of the State of Delaware.

                     "VOTING STOCK" shall mean the stock or other securities of a corporation, partnership or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the board of directors or other governing body of such corporation, partnership or other entity.

       13. VOTING RIGHTS. Upon exchange of shares of Junior Preferred Stock for shares of Class B Common Stock (the unissued Class B Common Stock for which the Junior Preferred Stock is exchangeable and the Class B Common Stock issued upon such exchange, the "Exchange Stock"), each holder of Exchange Stock shall be entitled to the same voting rights of holders of Class B Common Stock as set forth in the Certificate of Incorporation and shall be bound by and entitled to all rights and interests under the Stockholder Agreement, as such Certificate of Incorporation and Stockholder Agreement may be amended from time to time.

       14. NO OTHER RIGHTS. Except as expressly set forth herein, the holders of the Junior Preferred Stock shall have no voting or other rights other than those provided by applicable law.

       15. REACQUIRED SHARES. Shares of Junior Preferred Stock shall be canceled and shall cease to be outstanding upon reacquisition including, without limitation, reacquisition upon exchange, by the Corporation.

                        *        *        *       *        *

       IN WITNESS WHEREOF, said GOLDEN STATE ACQUISITION CORP. has caused this Certificate to be signed by Mark D. McDonnell, its President, and attested by Paul M. Smith, its Secretary, this 25th day of April, 1995.

                                          GOLDEN STATE ACQUISITION CORP.



                                          By:     /s/ Mark D. Mcdonnell
                                                 ----------------------------
                                                 Mark D. McDonnell
                                                 President

ATTEST:



By:      /s/ Paul M. Smith
       -----------------------------
       Paul M. Smith



Corporate Seal

                               CERTIFICATE OF AMENDMENT
                                          OF
                      CERTIFICATE OF POWERS, DESIGNATIONS, ETC.
                                          OF
                        6% JUNIOR EXCHANGEABLE PREFERRED STOCK
                                          OF
                            GOLDEN STATE ACQUISITION CORP.



       Golden State Acquisition Corp. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

       FIRST:    That the Board of Directors of the Company (the "Board")
adopted resolutions proposing and declaring advisable each of the amendments to the Company's Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Junior Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof filed with the Delaware Secretary of State on April 25, 1995 at 9:01 A.M. with respect to its 6% Junior Exchangeable Preferred Stock, $0.01 par value per share (the "Junior Preferred Stock"), set forth below, and that such amendments were approved by a majority of the holders of the Junior Preferred Stock of the Company and notice was provided to such holders pursuant to the applicable provisions of Section 228 of the General Corporation Law of the State of Delaware.

       SECOND:   The last clause of Section 1 shall be deleted in its entirety and replaced with the following:

            which shall consist of 178,105 shares of such Junior Preferred
            Stock.

       THIRD:    The reference to "6%" in the first sentence of Section 3(a)
shall be deleted and replaced with the following:

            8% from October 10, 1996 to April 1, 2000 and, on and after April 1, 2000, 10%

       FOURTH:   The references to "8% per annum" in Section 11(b) shall be deleted and each such reference shall be replaced with the following:

            10% per annum from October 10, 1996 to April 1, 2000, and, on and after April 1, 2000, 12% per annum

       FIFTH:    The last sentence of the definition of "Put Event" contained in Section 12 is hereby deleted in its entirety and replaced by the following:

            For purposes of this definition, "Controlling Stockholder" shall mean SBIC Partners, L.P., a Texas limited partnership, and its Affiliates.

       SIXTH:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, the Company has caused this Certificate to be executed this 29th day of October, 1996.


                                   GOLDEN STATE ACQUISITION CORP.
                                   a Delaware corporation


                                     /s/ Jeffrey B. O'Neill
                                   --------------------------------
                                   Jeffrey B. O'Neill
                                   Chief Executive Officer